NEWS		Exhibit 99

	For Release:	May 24, 2011

	Contact:	Amy Rutledge
Communications Manager
218-723-7400
arutledge@mnpower.com

Hydropower purchase agreement will trim carbon emissions, bolster transmission system and allow Minnesota Power to ‘store’ wind energy

Duluth, Minn.—Minnesota Power and Manitoba Hydro have signed a long-term power purchase agreement that will reduce carbon emissions for the utility division of ALLETE (NYSE: ALE), provide the lowest-cost energy resource for consumers and introduce a unique way to “store” premier wind energy generated in North Dakota through hydroelectric reserves.

Manitoba Hydro, a Canadian Crown Corporation owned by the Province of Manitoba and based in Winnipeg, produces most of its power from hydroelectric stations in the northern reaches of the province.  For Minnesota Power, the purchase fits the Duluth-based utility’s strategy of lessening its dependence on carbon-based generation. Buying hydroelectric power from Manitoba Hydro is the lowest-cost option for meeting the electric demands of its customers in the 2020 timeframe.

The agreement, subject to regulatory approval, calls for Manitoba Hydro to sell 250 megawatts (MW) of electricity to Minnesota Power for 15 years beginning in 2020.  A unique aspect of the power purchase agreement is the inclusion of a “wind storage” provision that entitles Minnesota Power to transmit electric energy northward from its wind farms in North Dakota when wind production is high or electric loads are low.

When Minnesota Power transmits power northward, Manitoba Hydro will absorb it into its system – in essence storing the wind power, using the Manitoba system as a rechargeable battery. This wind storage provision will allow Minnesota Power to balance its energy position and maximize the value of its wind resources. The company, which will complete the second phase of its 82MW Bison 1 Wind Energy Center this fall, recently announced its intent to build Bison II, an additional 105MW, $170 million wind farm in North Dakota.

“This innovative agreement aligns well with our long-term resource strategy to provide our customers with a flexible and diverse energy supply at the lowest cost possible,” said ALLETE President and CEO Alan R. Hodnik. “Our partnership with Manitoba Hydro is an example of two organizations reaching across geographic boundaries to bolster transmission system capacity while further transforming North America’s energy landscape.”

The agreement provides for construction of additional transmission capacity between Manitoba and the U.S. Investing in transmission infrastructure is a key strategic element for ALLETE, which has an eight percent ownership interest in the American Transmission Company and is actively involved in the CapX2020 transmission initiative in the Upper Midwest.

“The Canada-U.S. transmission addition will provide a vital link to renewable resources in both countries,” Hodnik said, “and increase the value of wind and hydro power in an innovative way.”

As part of the overall arrangement, Minnesota Power has primary rights to new transmission with Manitoba Hydro for the delivery of the capacity and energy under the purchase agreement.  Discussions on various transmission configurations are underway between the two utilities and the Midwest Independent System Operator (MISO).

International energy cooperation between Minnesota Power and Manitoba Hydro is nothing new. Since the 1970s, the two energy providers have capitalized on joint projects involving energy, capacity and electric transmission. In 2006, the two utilities began discussing the next stage of hydroelectric development on the Nelson River in northern Manitoba, the carbon-free capacity it represents, and the options for moving new energy southward to the U.S.

Manitoba Hydro plans to construct two new hydroelectric stations on the upper Nelson River near Hudson Bay:  the Keeyask and the Conawapa installations. These new hydropower facilities would add another 1,930MW of electricity to the Manitoba Hydro system.

ALLETE is an energy company and its principal operating division Minnesota Power provides retail electric service within a 26,000-square-mile area in northeastern Minnesota to 144,000 customers and wholesale electric service to 16 municipalities. More information can be found at www.mnpower.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.